NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: September 13, 2004

CONTACT: Steven R. Williams - (304) 842-3597 http://www.petd.com

Petroleum Development Closes Fourth 2004 Partnership,

Reports Record Program Sales

Bridgeport, West Virginia- Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that it has closed its fourth and final 2004 drilling Partnership with $35 million in subscriptions, the maximum allowed under its registration. This program along with the first three partnerships brings the total subscriptions for 2004 to a PDC record of $100 million, up from $78 million in 2003. The Program opened September 1, 2004 and was sold out in six business days on September 9, 2004.

Plans call for the partnership wells to be drilled in Wattenberg Field and the Piceance Basin in Colorado, the Company's current areas of drilling operations. Wells in other areas are also permissible under the partnership agreement. The Company purchases a 20% interest in each partnership.

"This program continues the strong sales that began in the last half of 2003," said PDC president and CEO Steven R. Williams. "We greatly appreciate the support we have received from the financial planners who have chosen PDC as an investment for their clients. With high oil and gas prices and our record of drilling success investor interest in our programs currently exceeds our drilling capacity. We are working to find the drilling rigs and other services and to develop the additional prospects we need to increase the amount of investment we can accept in 2005."

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas. The Company currently has operations in the Appalachian Basin, the Rocky Mountains and Michigan. The Company was added to the Russell 3000 Index of companies in 2003. It has been named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597